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                           HORIZON Pharmacies, Inc.
                       Signs Letter of Engagement with
                       Southwest Securities to Act as
                             Financial Advisor

    DENISON, TX., August 10, 2000/PRNewswire/--HORIZON Pharmacies, Inc. announced today that it has signed an engagement letter with Southwest Securities to act as exclusive financial advisor to HORIZON with respect to explore strategic alternatives involving HORIZON. Southwest Securities has been retained to provide advisory services, including general business and financial analysis of HORIZON.

    Rick McCord, CEO and President of the Company, stated, "Our company's primary objective is to enhance shareholder value with strategic alternatives. These alternatives are consistent with the company's long term strategic plan, such as consolidation of the retail pharmacy industry."

    Currently, HORIZON owns and operates one Internet pharmacy at www.horizonscripts.com, two mail order pharmacies, 48 retail pharmacies in 17 states, 16 home medical equipment locations, five closed-door institutional pharmacies, seven intravenous (IV) operations, and one home healthcare agency.

    HORIZON acquires, consolidates and operates high volume, free-standing, full-service retail pharmacies primarily located in communities that have populations of fewer than 50,000 people. HORIZON believes that its success is primarily due to its philosophy of retaining the individual, time-proven customer service characteristics of the stores it acquires, while enabling such stores to offer complete and competitively priced inventories to their small town customers through greater purchasing power, increased advertising and management of such stores as a chain.

    This news release contains forward-looking statements concerning the future performance of HORIZON Pharmacies, Inc., which are subject to a number of factors over which we have no control. Forward-looking information includes statements concerning pharmacy sales trends, online pharmacy sales trends, prescription margins, number of new store openings, the level of capital expenditures and our success in addressing Year 2000 issues; as well as those that include or are preceded by the words "expects," "estimates," "believes," or similar language. For a more complete discussion of the risks associated with an investment in HORIZON and for additional information please refer to the reports on file with the Securities and Exchange Commission.

    SOURCE:  HORIZON Pharmacies, Inc.
    CONTACT:  Rick McCord of HORIZON Pharmacies, Inc. at
              903-465-2397/FAX903-465-6769
    For more information, visit HORIZON'S web site at www.horizonrx.com or www.horizonscripts.com

(HZP)